SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Wilmington Trust Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[WILMINGTON TRUST LOGO]

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING
AND
PROXY STATEMENT

Dear Wilmington Trust Shareholder:

      On Thursday, April 17, 2003, Wilmington Trust Corporation will hold its 2003 Annual Shareholders’ Meeting at the Wilmington Trust Plaza, Mezzanine Level, 301 West Eleventh Street, Wilmington, Delaware. The meeting will begin at 10:00 a.m.

      Only shareholders who owned stock at the close of business on February 18, 2003 can vote at the meeting or any adjournment. At the meeting, we will:

      1.     Elect five directors; and

      2.     Attend to other business properly presented at the meeting.

      Your Board of Directors recommends that you vote in favor of the proposal described in this proxy statement.

      At the meeting, we also will report on our results for 2002 and the first quarter of 2003 and other matters of interest to shareholders.

      We are enclosing with this proxy statement a copy of our 2002 Annual Report to Shareholders. The approximate date this proxy statement and card(s) are being mailed is March 14, 2003.

By Order of the Board of Directors

/s/ Ted T. Cecala

Ted T. Cecala,
Chairman of the Board and
Chief Executive Officer

March 10, 2003

TABLE OF CONTENTS

Questions and Answers	1

Proposal You May Vote On	3

Nominees for the Board of Directors	4

Committees of the Board of Directors	7

Directors’ Compensation	9

Executive Officers Who are Not Directors	9

Directors’ and Executive Officers’ Ownership of Wilmington Trust Stock	11

Wilmington Trust Stock Held in A Fiduciary Capacity	12

Executive Compensation	13

Compensation Committee Interlocks and Insider Participation	20

Audit Matters	20

Section 16(a) Beneficial Ownership Reporting Compliance	21

Transactions with Management	22

Availability of Form 10-K	22

i

QUESTIONS AND ANSWERS

 1.     Q:     What may I vote on?

A:	The election of five nominees to serve on the Corporation’s Board of Directors.

 2.     Q:     How does the Board recommend I vote on the proposal?

A:	Your Board recommends a vote FOR each of the nominees.

 3.     Q:     Who is entitled to vote?

A:	Shareholders as of the close of business on February 18, 2003 (the “Record Date”) are entitled to vote at the Annual Meeting.

 4.     Q:     How do I vote?

A:	Please sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposal. You have the right to revoke your proxy at any time before the meeting by:

                   • Notifying the Corporation’s Secretary;

                   • Voting in person; or

                   • Returning a later-dated proxy card.

 5.     Q:     Who will count the vote?

A:	Wells Fargo Shareowner Services will count the votes and act as inspector of election.

 6.     Q:     How many shares can vote?

A:	As of the Record Date, 65,702,455 shares of the Corporation’s common stock were issued and outstanding. Every shareholder of the Corporation’s common stock as of the Record Date is entitled to one vote for each share held.

 7.     Q:     What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. A proposal, other than for election of directors, must receive the vote of more than 50% of the shares represented at the meeting to be adopted. A proposal for election of directors must receive a plurality of the shares at the meeting to be adopted. If you submit a properly executed proxy card you will be considered part of the quorum even if you abstain from voting. In addition, shares represented by “broker non-votes” will be considered part of the quorum. Abstentions are not counted in tallying votes. A WITHHELD vote is the same as an abstention.

 8.     Q:     How will voting on any other business be conducted?

A:	We do not know of any business to be considered at the 2003 Annual Meeting other than the proposal described in this proxy statement. However, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to David R. Gibson, the Corporation’s Executive Vice President and Chief Financial Officer, and Michael A. DiGregorio, the Corporation’s Senior Vice President and Secretary, to vote on those matters at their discretion.

 9.     Q.     When are shareholder proposals for the 2004 Annual Meeting due?

A.	You must submit any shareholder proposal to be considered for inclusion in next year’s proxy statement in writing to Mr. DiGregorio at Wilmington Trust Corporation, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890 by November 17, 2003. The Corporation’s advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the 2004 Annual Meeting other than to elect directors must be submitted in writing to Mr. DiGregorio at the above address by February 17, 2004. That notice must include a brief description of the business desired to be brought before the meeting, the shareholder’s name and address, the number and class of shares the shareholder holds, and any material interest the shareholder has in that business.

10.     Q.     Can a shareholder nominate someone to be a director of Wilmington Trust?

A.	As a shareholder, you may recommend a person as a nominee for director of Wilmington Trust by writing to Mr. DiGregorio at the above address. The Corporation must receive recommendations by February 17, 2004 for the 2004 Annual Meeting. These recommendations must include the information required in the response to Question 9 above as well as the nominee’s name and address, a representation that the shareholder is a recordholder of the Corporation’s stock or holds the Corporation’s stock through a broker and intends to appear in person or by proxy at the 2004 Annual Meeting to nominate the person, information regarding the nominee that would be required to be included in the Corporation’s proxy statement, a description of any arrangement or understanding between the shareholder and that nominee, and the written consent of the nominee to serve as a director if elected.

11.     Q:     How much did this proxy solicitation cost?

A.	Morrow and Co., Inc. has been hired to assist in distributing proxy materials and soliciting votes for $5,500, plus out-of-pocket expenses estimated at $20,000. Brokerage houses and other custodians, nominees, and fiduciaries also are reimbursed for their reasonable out-of-pocket expenses in forwarding proxy and solicitation materials to shareholders.

PROPOSAL YOU MAY VOTE ON

ELECTION OF DIRECTORS

      There are five nominees in the Corporation’s Class of 2006 for election as directors this year. Detailed information on each is provided below. Each class of directors is elected for a three-year term. If any director is unable to stand for re-election, your Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.

      Your Board unanimously recommends a vote FOR each of these directors.

NOMINEES FOR THE BOARD OF DIRECTORS

Class of 2006

Voting is for this Class

Ted T. Cecala Age 53	Director since 1996
Mr. Cecala became a director, Chairman of the Board, and Chief Executive Officer of Wilmington Trust in 1996. He previously served as our Executive Vice President and Chief Financial Officer from 1990 to 1995. Mr. Cecala also serves as a member of the Board of Managers of Cramer Rosenthal McGlynn, LLC, Roxbury Capital Management, LLC, and Balentine Delaware Holding Company, LLC.

Richard R. Collins Age 66	Director since 1989
Mr. Collins became Chairman of Collins, Inc., a consulting firm for various insurance industry associations and financial and non-financial companies focusing on international expansion, in 1993. He previously served as Chief Executive Officer and Chief Operating Officer of American Life Insurance Company from 1981 to 1992.

Hugh E. Miller Age 67	Director since 1982
Mr. Miller retired as Vice Chairman of ICI Americas in 1990. He served with its parent, Imperial Chemical Industries PLC, for 20 years until 1990, including in management positions in Europe and the United States. Mr. Miller also serves as a director of MGI Pharma, Inc.

David P. Roselle Age 63	Director since 1991	Mr. Roselle has served as President of the University of Delaware since 1990.

Thomas P. Sweeney Age 66	Director since 1983	Mr. Sweeney has served as a member of the law firm of Richards, Layton & Finger, P.A. since 1967.

      Betsy S. Atkins, a director since 2001, will not stand for re-election.

      The following individuals currently serve as directors in the two other classes. Their terms will end at the annual meetings in 2004 and 2005, respectively.

Class of 2004 — One Year Term Remaining

This Class was Elected at the 2001 Annual Meeting

Charles S. Crompton Jr. Age 66	Director since 1982	Mr. Crompton is of counsel in the law firm of Potter, Anderson & Corroon since January 2000. He previously served as a partner in that firm from 1966 to 1999.

Edward B. du Pont Age 69	Director since 1986	Mr. du Pont is a private investor and a director of E.I. DuPont de Nemours and Company.

R. Keith Elliott Age 60	Director since 1997
Mr. Elliott is retired Chairman and Chief Executive Officer of Hercules Incorporated. From 1991 through April 2000, he served the company as Chairman and Chief Executive Officer, President and Chief Executive Officer, President and Chief Operating Officer, and as Executive Vice President and Chief Financial Officer. He is a director of Computer Task Group, Checkpoint Systems, Inc., and The Institute for Defense Analyses.

Stacey J. Mobley Age 57	Director since 1991
Mr. Mobley became Senior Vice President, General Counsel, and Chief Administrative Officer of E.I. DuPont de Nemours and Company in 2000. He previously served as Senior Vice President, External Affairs, of that company from 1992 to 1999.

H. Rodney Sharp III Age 66	Director since 1998	Mr. Sharp served in several management positions at E.I. DuPont de Nemours and Company from 1961 to 1991, and retired from that company in 1991. He is a director of that company.

Class of 2005 — Two Year Term Remaining

This Class was Elected at the 2002 Annual Meeting

Carolyn S. Burger Age 62	Director since 1991
Ms. Burger became a principal in CB Associates, Inc., a consulting firm specializing in legislation, technology deployment for senior executives, and executive coaching, in 1996. She served as President and Chief Executive Officer of Bell Atlantic — Delaware, Inc. from 1991 to 1996. Ms. Burger also is a director of PJM Interconnection, L.L.C.

Robert V.A. Harra Jr. Age 53	Director since 1996	Mr. Harra has served as a director, President, and Chief Operating Officer of Wilmington Trust since 1996.

Rex L. Mears Age 61	Director since 1992	Mr. Mears has served as President of Ray S. Mears and Sons, Inc., a farming corporation, since 1967.

Robert W. Tunnell Jr. Age 48	Director since 1992	Mr. Tunnell became managing partner of Tunnell Companies, an owner and developer of real estate, in 1981.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Corporation’s full Board considers all major decisions of Wilmington Trust. However, the Board has established the following four standing committees so that certain important areas can be addressed in more depth than may be appropriate at full Board meetings:

•	The Executive Committee exercises most of the Board’s authority between Board meetings. It consists of seven members.

•	The Audit Committee assists the Board in: monitoring the quality and integrity of Wilmington Trust’s accounting policies, financial statements, disclosure practices, and compliance with legal and regulatory requirements; oversees the independence and performance of Wilmington Trust’s internal and external auditors; and reviews reports of governmental agencies. It consists of five members, none of whom is an employee of Wilmington Trust.

•	The Compensation Committee in general advises on compensation, including salaries and employee benefits, and administers Wilmington Trust’s Executive Incentive Plan, stock option plans, and the Directors’ Deferred Fee Plan. It consists of five members, none of whom is an employee of Wilmington Trust. That committee’s report on executive compensation appears on pages 17 to 19 below.

•	The Nominating and Corporate Governance Committee provides counsel and makes recommendations to the Chairman of the Board and the full Board with respect to the performance of the Chairman of the Board and Chief Executive Officer, candidates for membership on the Board and its committees, matters of corporate governance, succession planning for our executive management, and significant shareholder relations issues. It consists of four members, none of whom is an employee of Wilmington Trust.

      The table on the following page provides information about Board committee membership during 2002.

Board Committee Membership

Nominating
and
Corporate
Name	Audit		Compensation		Executive		Governance

Carolyn S. Burger	X	*			X	**

Ted T. Cecala					X	*

Richard R. Collins	X

Charles S. Crompton Jr.			X		X

Edward B. du Pont	X				X

R. Keith Elliott			X		X

Robert V.A. Harra Jr.					X

Rex L. Mears	X		X				X **

Hugh E. Miller	X						X *

Stacey J. Mobley			X	*

David P. Roselle					X

H. Rodney Sharp III			X				X

Thomas P. Sweeney							X

Robert W. Tunnell Jr.					X		X

Number of meetings in 2002	4		6		2		2

*	Chairperson

**	Committee member through April 2002, when the Board’s committees were reappointed.

DIRECTORS’ COMPENSATION

      The Corporation pays its outside directors an annual retainer of $15,000 and a $2,000 fee for each Board meeting they attend. It also pays them a $1,200 fee for each committee meeting they attend. A total of seven Board meetings and 14 committee meetings were held in 2002.

      The Corporation pays each director the first half of the annual retainer in its common stock. In addition, each director may elect to receive the balance of the annual retainer in the Corporation’s common stock. Under the Corporation’s Directors’ Deferred Fee Plan, directors can elect each year to defer receipt of the cash portion of their directors’ fees until they are no longer a director. If a director elects to defer receipt of his or her directors’ fees, the director may elect to earn a yield on the deferred portion based on (1) yields Wilmington Trust Company, the Corporation’s principal banking subsidiary (“WTC”), pays on certain of its deposit products and/or (2) changes in the price of the Corporation’s common stock, together with dividends on that stock.

      Under the 2001 Non-Employee Director Stock Option Plan and the 2002 Long-Term Incentive Plan, which were approved by shareholders, directors also are entitled to receive stock options. Eight thousand nonstatutory stock options have been granted to each outside director. Options in respect of 42,000 and 4,000,000 shares remain available for grant under those plans, respectively.

      Directors who are also officers of Wilmington Trust do not receive any fees or other compensation for service on any committee.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      The following contains information about the Corporation’s executive officers who are not directors.

Robert J. Christian Age 53	Executive officer since 1996
Mr. Christian became an Executive Vice President of the Corporation and WTC in 2002. He previously served as Senior Vice President of the Corporation since 2001 and as a Senior Vice President of WTC in its Asset Management Department since 1996.

Howard K. Cohen Age 54	Executive officer since 1992
Mr. Cohen became an Executive Vice President of the Corporation and WTC in 2002. He previously served as a Senior Vice President of the Corporation since 2001 and as a Senior Vice President of WTC in its Corporate Client Services Department since 1992.

William J. Farrell II Age 44	Executive officer since 1993
Mr. Farrell became an Executive Vice President of the Corporation and WTC in 2002. He previously served as a Senior Vice President of the Corporation since 2002 and as a Senior Vice President of WTC in its Trust Operations and Systems Development Department since 1993. In 1998, he also assumed oversight over all areas of WTC’s Information Technology Department.

David R. Gibson Age 45	Executive officer since 1992
Mr. Gibson became an Executive Vice President and Chief Financial Officer of the Corporation and WTC in 2002. He previously served as Senior Vice President and Chief Financial Officer of the Corporation since 1997 and of WTC since 1996.

Hugh D. Leahy, Jr. Age 55	Executive officer since 1992
Mr. Leahy became an Executive Vice President of the Corporation and WTC in 2002. He previously served as a Senior Vice President of the Corporation since 2001 and as a Senior Vice President of WTC in its Personal Banking Department since 1992.

Robert A. Matarese Age 56	Executive officer since 1990
Mr. Matarese became an Executive Vice President of the Corporation and WTC in 2002. He previously served as a Senior Vice President of the Corporation since 2001 and as a Senior Vice President of WTC in its Commercial Banking Department since 1990.

Rita C. Turner Age 48	Executive officer since 1996
Ms. Turner became an Executive Vice President of the Corporation and WTC in 2002. She previously served as a Senior Vice President of the Corporation since 2001 and as a Senior Vice President of WTC in its Marketing Department since 1996.

Rodney P. Wood Age 42	Executive officer since 1999
Mr. Wood became an Executive Vice President of the Corporation and WTC in 2002. He previously served as a Senior Vice President of the Corporation since 2001 and as a Senior Vice President of WTC in its Private Client Advisory Services Department since 1999. Prior to joining Wilmington Trust, he served as First Vice President of Comerica Incorporated in its private banking department from 1992 to 1999.

DIRECTORS’ AND EXECUTIVE OFFICERS’ OWNERSHIP OF WILMINGTON TRUST STOCK

      The following table shows how much of the Corporation’s common stock each director and each of its five most highly compensated officers during 2002 (the “Named Executive Officers”) owned, as well as the total stock all directors and executive officers owned, as of January 31, 2003. Except as indicated below, no director or executive officer owns more than one percent of the Corporation’s stock.

	Amount and Nature of Beneficial Ownership

		Voting
	(Number of	and/or				Phantom
	Shares)	Investment	Right to		% of	Stock
Name of Beneficial Owner	Direct(1)	Power(2)	Acquire(4)	Total	Class	Units(5)

B. S. Atkins	238	0	8,000	8,238

C. S. Burger	5,045	0	8,000	13,045

T.T. Cecala	293,314	0	473,380	766,694	1.160%

R.J. Christian	22,034	0	127,356	149,390

R.R. Collins	8,073	3,922	8,000	19,995

C.S. Crompton Jr.	6,773	9,000	8,000	23,773		5,166

E.B. duPont	19,401	2,117,680 (3)	8,000	2,145,081	3.265%

R.K. Elliott	4,521	0	8,000	12,521		1,327

R.V.A. Harra Jr.	289,042	1,366	295,248	585,656

R.A. Matarese	71,650	9,285	110,470	191,405

R.L. Mears	6,203	386	8,000	14,589

H.E. Miller	3,033	11,600	8,000	22,633		7,076

S.J. Mobley	3,970	0	8,000	11,970		3,739

D.P. Roselle	7,364	0	8,000	15,364

H.R. Sharp III	5,349	2,111,680 (3)	8,000	2,125,029	3.238%

T.P. Sweeney	5,545	13,668	8,000	27,213		6,050

R.W. Tunnell Jr.	71,953	303,122	8,000	386,513

R.P. Wood	4,984	0	110,934	115,918

Directors, Nominees, and Executive Officers as a Group (23 persons)	987,753	2,471,465	1,816,636	5,275,854	8.030%	23,358

(1)	This column includes stock held by directors and executive officers or certain members of their immediate families.

(2)	This column includes stock for which directors or executive officers are deemed to have sole or shared voting power.

(3)	Since they may be deemed in their capacity as trustees of a non-profit entity to share voting and/or investment power directly or indirectly, Messrs. duPont and Sharp are listed as beneficial owners of the same 2,111,680 shares. However, these shares are reported only once in the total for directors and executive officers as a group.

(4)	This column includes shares which directors or executive officers have the right to acquire within 60 days after December 31, 2002.

(5)	These phantom stock units were acquired in lieu of directors’ fees. Their value is based on the market price of our common stock, together with dividends on that stock. The units can be redeemed only for cash following termination of the individual’s service as a director, and do not have voting rights.

WILMINGTON TRUST STOCK HELD IN A FIDUCIARY CAPACITY

      On December 31, 2002, certain of the Corporation’s banking subsidiaries held shares of its common stock in a fiduciary capacity as follows:

	Name and Address of	Amount and Nature of	% of
Title of Class	Beneficial Owner	Beneficial Ownership	Class

Common	Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890	2,543,826 — sole voting power 1,542,336 — shared voting power 1,518,221 — sole dispositive power 1,462,932 shared dispositive power	6.3%

Common	Wilmington Trust of Pennsylvania 795 East Lancaster Avenue Suite 6 Villanova, PA 19085	12,464 — sole voting power 4,938 — shared voting power 12,934 — sole dispositive power 4,468 — shared dispositive power	.03%

Common	Wilmington Trust FSB One South Street Suite 2160 Baltimore, MD 21201	23,104 — sole voting power 45,982 — shared voting power 4,958 — sole dispositive power 41,314 — shared dispositive power	.1%

      Although none of the fiduciary areas has yet considered the proposal in this proxy statement, as a matter of policy the fiduciary areas tend to support management of the companies in which they have invested.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table presents information about compensation Wilmington Trust awarded over the last three years to the Named Executive Officers.

				Long-Term
				Compensation
Annual Compensation				Awards

(a)	(b)	(c)	(d)	(e)	(f)
				Securities	All Other
		Salary	Bonus(1)	Underlying	Compensation
Name and Principal Position	Year	($)	($)	Options(2)	($)(3)

Ted T. Cecala	2002	$550,000	$625,240	90,000	$7,780
Chairman of the Board	2001	$546,308	$692,229	80,000	$7,380
and Chief Executive Officer	2000	$526,385	$680,274	80,000	$7,380

Robert V.A. Harra, Jr.	2002	$410,000	$396,388	40,000	$5,985
President and Chief	2001	$408,154	$440,793	40,000	$5,486
Operating Officer	2000	$389,192	$484,724	40,000	$5,806

Rodney P. Wood	2002	$283,115	$252,574	26,000	$7,456
Executive Vice President	2001	$270,385	$245,246	25,000	$6,952
	2000	$245,481	$239,936	25,000	$5,932

Robert A. Matarese	2002	$243,964	$192,676	15,000	$6,908
Executive Vice President	2001	$238,392	$189,229	15,000	$6,525
	2000	$231,873	$189,471	12,000	$6,578

Robert J. Christian	2002	$258,000	$151,394	20,000	$7,264
Executive Vice President	2001	$256,154	$191,289	20,000	$6,853
	2000	$246,283	$207,438	20,000	$6,785

Total Salary, Bonus, and Other	2002	$3,398,744	Percentage of	2.55%
Compensation for Named	2001	$3,511,375	Net Income	2.81%
Executive Officers	2000	$3,473,538		2.87%

(1)	Includes awards made under Wilmington Trust’s Executive Incentive Plan (described on pages 17 and 18 below) and Profit-Sharing Bonus Plan (described on page 17 below) in respect of services performed during the year.

(2)	The number of options granted reflect the 100% stock dividend Wilmington Trust paid on June 17, 2002.

(3)	Represents: (a) Wilmington Trust’s contributions to its 401-K Thrift Savings Plan for Mr. Cecala of $5,500 in 2002 and $5,100 in each of 2001 and 2000; Mr. Harra of $3,705 in 2002, $3,206 in 2001, and $3,526 in 2000; Mr. Wood of $5,500 in 2002, $5,100 in 2001, and $4,250 in 2000; Mr. Matarese of $5,238 in 2002, $4,894 in 2001, and $4,991 in 2000; and Mr. Christian of $5,500 in 2002 and $5,100 in each of 2001 and 2000; and (b) premiums the Corporation paid for term life insurance for Mr. Cecala of $2,280 in 2002, 2001, and 2000; Mr. Harra of $2,280 in 2002, 2001, and 2000; Mr. Wood of $1,956 in 2002, $1,852 in 2001, and $1,682 in 2000; Mr. Matarese of $1,670 in 2002, $1,631 in 2001, and $1,587 in 2000; and Mr. Christian of $1,765 in 2002, $1,753 in 2001, and $1,685 in 2000.

Option Grant Table

      The following table presents additional information about the option awards in the Summary Compensation Table for 2002.(1)

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation for
Individual Grants					Option Term(2)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Number of	Percent of
	Securities	Total Options
	Underlying	Granted To All	Exercise or
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	($/Share)	Date	5%($)	10%($)

Ted T. Cecala	90,000	9.9%	$32.985	2/10/12	$1,866,967	$4,731,266

Robert V.A. Harra, Jr.	40,000	4.4%	$32.985	2/10/12	$829,763	$2,102,735

Rodney P. Wood	26,000	2.9%	$32.985	2/10/12	$539,346	$1,366,810

Robert A. Matarese	15,000	1.7%	$32.985	2/10/12	$311,161	$788,544

Robert J. Christian	20,000	2.2%	$32.985	2/10/12	$414,882	$1,051,392

(1)	These options vest one year after grant, expire ten years after grant, and may be terminated earlier (a) at the termination of the officer’s employment if his or her employment ceases for any reason other than retirement, death, or disability or (b) upon the earlier of (1) the end of the option’s term or (2) three years after the officer’s death, retirement, or disability. The number of options granted and the exercise price reflect the 100% stock dividend Wilmington Trust paid on June 17, 2002.

(2)	These values are computed on a pre-tax basis.

Option Exercises and Year-End Value Table

      The following table presents information about (1) options exercised during 2002 by the Named Executive Officers and (2) the amount and value of unexercised options as of December 31, 2002.

Aggregated Option Exercises in Last

Fiscal Year and Fiscal Year-End Option Value

(a)		(b)	(c)	(d)
			Number of	Value of
			Shares Underlying	Unexercised
			Unexercised	In-the-Money
	Shares		Options at	Options at
	Acquired on		Fiscal Year-End(#)(1)	Fiscal Year-End($)(3)
	Exercise	Value	Exercisable/	Exercisable/
Name	(Number)(1)	Realized($)(2)	Unexercisable	Unexercisable

Ted T. Cecala	60,148	$1,087,525	387,380/90,000	$3,034,276/$0

Robert V.A. Harra, Jr.	50,000	$928,050	265,648/40,000	$2,592,923/$0

Rodney P. Wood	0	$0	84,934/26,000	$318,848/$0

Robert A. Matarese	0	$0	95,470/15,000	$715,859/$0

Robert J. Christian	0	$0	102,356/20,000	$630,684/$0

(1)	The number of shares acquired on exercise and the number of shares underlying unexercised options at fiscal year-end reflect the 100% stock dividend Wilmington Trust paid on June 17, 2002.

(2)	Value realized reflects the difference between the market value of Wilmington Trust’s stock on the date the option was exercised and the exercise price, multiplied by the number of shares acquired upon exercise.

(3)	These values are computed on a pre-tax basis, and reflect the difference between the last sale price of Wilmington Trust’s stock on December 31, 2002 and the exercise price of each option the Named Executive Officer holds, or the total amount by which the officer’s options were “in the money” at that date.

Change in Control Agreements

      The Corporation has entered into change in control agreements with its 10 executive officers. These provide severance pay and continuation of certain benefits if a “Change in Control” occurs. To receive benefits under the agreements, an executive officer’s employment must be terminated involuntarily, either actually or constructively, without cause within two years after a Change in Control.

      In general, the agreements deem a “Change in Control” to have occurred if any of the following happens:

•	The Corporation or WTC consolidates or merges with a third party;

•	The Corporation or WTC transfers substantially all assets to a third party or completely liquidates or dissolves;

•	A third party acquires any combination of beneficial ownership of and voting proxies for more than 15% of the Corporation’s or WTC’s voting stock or the ability to control the election of the Corporation’s directors or its management or policies;

•	The persons serving as the Corporation’s directors on February 29, 1996, and those replacements or additions subsequently nominated by that Board or by persons nominated by them, are no longer at least a majority of the Corporation’s Board; or

•	A regulatory agency determines that a change in control of Wilmington Trust has occurred.

      Under these agreements, the officer is entitled to severance pay in a lump sum of 115% times three years’ of the officer’s (1) highest base salary in the 12 months preceding the termination of his or her employment and (2) bonus and incentive payments for the preceding calendar year, all discounted to present value. In addition, the officer generally would receive medical, life, disability, and health-and-accident benefits at the Corporation’s expense for three years.

Pension Benefits

      The table on the next page shows the estimated annual retirement benefits payable to a covered participant based on the final average pay formulas of the Corporation’s Pension Plan and Supplemental Executive Retirement Plan (the “SERP”).

Pension Table(1)

	Annual Retirement Benefits with Years of Service Indicated on December 31, 2002
Average Annual
Earnings	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$ 200,000	$34,064	$41,551	$47,263	$53,685	$60,255	$66,765

400,000	120,000	160,000	200,000	240,000	240,000	240,000

600,000	180,000	240,000	300,000	360,000	360,000	360,000

800,000	240,000	320,000	400,000	480,000	480,000	480,000

1,000,000	300,000	400,000	500,000	600,000	600,000	600,000

1,200,000	360,000	480,000	600,000	720,000	720,000	720,000

1,400,000	420,000	560,000	700,000	840,000	840,000	840,000

1,600,000	480,000	640,000	800,000	960,000	960,000	960,000

(1)	The table above reflects annual retirement benefits with years of service indicated on December 31, 2002. The benefits listed in the table are not subject to deduction for Social Security or other offset amounts. The Social Security-covered compensation level and the primary insurance amount are based on reaching age 65 on December 31, 2002.

      The Corporation provides retirement benefits for employees, including executive officers. The normal retirement benefit for executive officers is the sum of benefits provided by the Pension Plan and the SERP. The normal annual retirement benefit from the Pension Plan is the greater of:

(a)	1.5% of the officer’s average annual earnings for the five-year period ending December 31, 1993, multiplied by years of service as of December 31, 1993; or

(b)	(1) 1.5% of the officer’s average annual earnings for the five-year period ending December 31, 1987, less 1.25% of the Social Security Primary Insurance Amount (the “PIA”) as of December 31, 1987, all multiplied by years of service as of December 31, 1987; plus (2) 1.0% of the officer’s earnings during 1988 up to one-half of the 1988 Social Security taxable wage base, plus 1.8% of earnings during 1988 in excess of one-half of the 1988 Social Security taxable wage base; plus (3) for each year after 1988, 1.25% of the officer’s earnings in that year up to one-half of the Social Security taxable wage base for that year (the “SSTWB”), plus 1.6% of earnings during that year in excess of one-half of the SSTWB.

The estimated years of credited service under the Pension Plan and SERP through December 31, 2002 for each of the Named Executive Officers are: Mr. Cecala — 23.2 years; Mr. Harra — 31.6 years; Mr. Wood — 3.5 years; Mr. Matarese — 33.5 years; and Mr. Christian — 6.9 years.

      For purpose of determining amounts to which participants are entitled under the Pension Plan, for years before 1994, earnings include base salary and amounts paid under the Profit-Sharing Bonus Plan, but do not include incentive payments. For years after 1993, earnings also include incentive payments other than amounts paid under executive incentive plans. The normal form of pension provided under the Pension Plan is a 50% joint and survivor benefit. For purposes of determining benefit accruals under the Pension Plan, annual earnings were limited to $200,000 through December 31, 2002.

      The normal monthly retirement benefit from the SERP is 60% of the officer’s average monthly earnings for the 60-month period ending with his or her retirement date, multiplied by a fraction the numerator of which is the officer’s years of credited service at retirement and the denominator of which is 30. All such amounts are reduced by benefits payable from the Pension Plan.

      For purposes of determining amounts to which participants are entitled under the SERP, average monthly earnings include base salary and amounts paid under the profit-sharing bonus plan and executive incentive plans. The SERP pays a monthly pension, beginning at the same time the officer begins to receive his or her Pension Plan benefit, in the form of a single life annuity or a 50% joint and survivor annuity. Benefits under the SERP begin to vest after five years’ participation in the plan at the rate of one-fifteenth per year, but accelerate and vest in full (a) upon reaching 55 with ten years participation or (b) in the event of a “Change in Control” as that term is defined in the change in control agreements discussed on page 15.

Stock Performance Graph

      The line graph below compares cumulative total stockholder return (1) over the past five years for the Corporation’s common stock with (a) all companies in the Standard and Poor’s 500 Index and (b) institutions in the Keefe, Bruyette & Woods 500 Bank Index. (2)

STOCK PERFORMANCE GRAPH

Total Return

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Wilmington Trust Corporation	$100	$101.36	$81.89	$109.04	$114.79	$118.64
Keefe, Bruyette & Woods, 50 Bank Index	$100	$108.28	$104.52	$125.48	$120.32	$111.87
S&P 500 Index	$100	$128.52	$155.53	$141.36	$124.63	$97.16

  Notes to Stock Performance Graph

(1)	Cumulative total stockholder return includes appreciation in stock price and assumes the reinvestment of dividends.

The graph reflects appreciation in stock price assuming an initial investment of $100 at the close of business on December 31, 1997. The table below the graph reflects the graph’s data points.

(2)	The Keefe, Bruyette & Woods 50 Bank Index is a market-capitalization-weighted bank stock index that includes all money center banks and most major regional banks, and is meant to be representative of the stock price performance of large banks throughout the United States.

Board Compensation Committee Report on Executive Compensation

     General

      We award compensation to executive officers to assure that we can continue to be able to attract, motivate, and retain executives of outstanding abilities. To achieve this, we provide compensation for executive officers at levels broadly comparable to those earned by executive officers at institutions with comparable characteristics and financial performance. In compensating our executive officers, we take into account the performance of those institutions compared to ours. We generally compare the Corporation’s return on assets, return on equity, and growth in earnings per share to the corresponding performance of those institutions.

      Our executive compensation program also rewards our executive officers for their long-term strategic management to enhance shareholder value. We do this by providing executive officers with ownership interests in the Corporation through stock options. Since the ultimate value of the stock made available through options depends on the Corporation’s success, stock options provide executive officers with continuing incentives long after the award is granted.

      The key elements of our compensation program for executive officers are base salary, the Profit-Sharing Bonus Plan, the Executive Incentive Plan, and stock options. The Compensation Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Cecala, are discussed below. The Compensation Committee takes into account the full compensation package Wilmington Trust provides each individual, including pension, insurance, and other benefits, in addition to the programs described below. In reviewing the performance of Wilmington Trust’s executive officers other than Messrs. Cecala and Harra, the Compensation Committee takes their views into account. In reviewing Mr. Harra’s performance, the Compensation Committee takes Mr. Cecala’s views into account.

     Base Salaries

      We determine base salaries for each executive officer by evaluating his or her responsibilities and performance and experience in rendering that performance. We also consider the competitive market for executive talent, and compare salaries we pay our executive officers to those paid to executive officers at comparable institutions.

      Wilmington Trust typically adjusts executive officers’ salaries annually to take into account its and the individual’s performance, as well as any changes in the executive officer’s responsibilities during the year. We also consider the financial results of the business department over which the executive officer has responsibility.

     Profit-Sharing Bonus Plan

      Executive officers also participate in Wilmington Trust’s Profit-Sharing Bonus Plan. For each plan year, the bonus fund is determined by reference to (1) our return on stockholders’ equity, (2) the employee’s job level, and (3) the percentage growth in our net income. As a result, our executive officers can earn a profit-sharing bonus ranging from 50% to 100% of their base salaries, based on the Corporation’s performance, multiplied by the Bonus Percent. For 2001 and 2002, we paid each executive officer a profit-sharing bonus of 6.54% and 8.68%, respectively, of base salary.

     Executive Incentive Plan

      We adopted and the Corporation’s shareholders approved our Executive Incentive Plan (the “Incentive Plan”) in 1999 to provide the opportunity for key executives to earn cash and stock awards that recognize and reward the achievement of corporate performance goals. The Chief Executive Officer, the President, and other executives the Compensation Committee designates from time to time participate in the Incentive Plan. For 2002, 10 executive officers participated in the Plan.

      The Compensation Committee can establish one or more quantitative or qualitative performance goals or other criteria as the basis for awarding executives bonuses under that plan. Under the Incentive Plan, the Corporation is able to deduct compensation paid to executive officers a portion of whose compensation would be subject to Section 162(m) of the Internal Revenue Code (“Section 162(m) Participants”). For Section 162(m) Participants whose bonuses we want to be able to deduct, the performance goals are based on any combination the Compensation Committee selects of earnings per share, return on equity, return on assets, income, fees, assets, stockholder return, expenses, chargeoffs, nonperforming assets, and overhead ratio. Those goals may be company-wide or on a departmental, divisional, regional, or individual basis. Any goal may be measured in absolute terms, by reference to internal performance targets, or as compared to another company or companies.

      In evaluating corporate performance for purposes of making awards under the Incentive Plan, the Compensation Committee considers, among other factors, the Corporation’s return on equity, return on assets, and the percentage growth in earnings per share. The Corporation’s performance in 2002 in return on equity ranked second among the performance of a company-constructed twelve member peer group that includes City National Corporation, Commerce Bancshares, Inc., Compass Bancshares, Inc., FirstMerit Corporation, Hibernia Corporation, Mercantile Bankshares Corporation, Northern Trust Corporation, Provident Financial Group, Inc., Valley National Bancorp, and Zions Bancorporation (the “Peer Group”), third among the Peer Group in return on assets, and tenth among the Peer Group in growth in earnings per share. For 2002, payments under this plan to the executive officers who participated in the plan aggregated $2,089,870, compared to $2,355,263 for the executive officers who participated in the plan in 2001.

     Stock Options

      Under the Corporation’s 1999 Long-Term Incentive Plan and 2002 Long-Term Incentive Plan, which shareholders have approved, cash-based and stock-based awards may be made. Those stock options have an exercise price equal to the last sale price of our stock on the date of grant, typically vest in from one to three years and have terms of up to ten years. In granting stock options, we do not consider the number of options an executive officer received previously, but we do consider changes in the executive officer’s duties and responsibilities during the year. We do not employ any formula in awarding options.

      All stock options are granted with exercise prices equal to the fair market value of the Corporation’s stock on the date they are granted. Accordingly, any value that accrues to our executive officers from these options is based entirely on our stock performance, and bears a direct relationship to value our shareholders realize.

     Tax Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code (the “Code”) and the regulations thereunder (collectively, “Section 162(m)”) prohibits companies from deducting compensation paid to certain executive officers in excess of $1 million unless that compensation is “performance-based.” Payments under the Profit-Sharing Bonus Plan do not qualify as “performance-based.” However, compensation attributable to the Corporation’s stock options is performance-based, and the Executive Incentive Plan is designed so that compensation attributable to awards under those plans can qualify as “performance-based.”

      The Compensation Committee believes it is unlikely that the Corporation paid any amounts in respect of 2002 that will result in our loss of a Federal income tax deduction under Section 162(m).

     Compensation of Chief Executive Officer

      In establishing Mr. Cecala’s compensation, the Compensation Committee considered the same basic factors as those described above for all members of Wilmington Trust’s senior management, including especially:

•	Wilmington Trust’s performance against the Peer Group in return on assets and return on equity and the percentage growth in earnings per share;

•	The base salaries, annual bonuses, and stock option awards paid to top executives at banks of comparable size; and

•	The development under Wilmington Trust’s strategic planning process to expand significantly the geographic outreach of its fee-based businesses.

Stacey J. Mobley, Chair
Charles S. Crompton, Jr.
R. Keith Elliott
Rex L. Mears
H. Rodney Sharp III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee’s members are Stacey J. Mobley (Chair), Charles S. Crompton, Jr., R. Keith Elliott, Rex L. Mears, and H. Rodney Sharp III. No member of the Compensation Committee is a current or past officer or employee of Wilmington Trust. No executive officer of Wilmington Trust serves as a member of the compensation committee or Board of Directors of any other company whose members include an individual who also serves on our Board of Directors or the Compensation Committee.

      Messrs. Crompton, Elliott, Mears, and Sharp are indebted to WTC on the same terms and conditions as those for comparable transactions with others.

AUDIT MATTERS

          Audit Committee Report.

      The Audit Committee provides the following report with respect to Wilmington Trust’s audited financial statements for the fiscal year ended December 31, 2002:

•	The Audit Committee has reviewed and discussed with management Wilmington Trust’s fiscal 2002 audited financial statements;

•	The Audit Committee has discussed with Wilmington Trust’s independent auditors, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 and Staff Accounting Bulletin No. 99;

•	The Audit Committee has received the written disclosures and letter from KPMG required by Independence Standards Board No. 1, relating to the auditors’ independence from Wilmington Trust and its related entities, and has discussed with the auditors their independence from Wilmington Trust; and

•	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the fiscal 2002 audited financial statements be included in Wilmington Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

      Submitted by the Audit Committee of Wilmington Trust’s Board of Directors:

Carolyn S. Burger, Chair
Richard R. Collins
Edward B. du Pont
Rex L. Mears
Hugh E. Miller

          Independent Auditors.

      During 2000, Ernst & Young LLP audited the Corporation’s consolidated financial statements and the separate financial statements of certain of its affiliates and employee benefit plan financial statements. They also reviewed the Corporation’s annual report to shareholders and certain other filings the Corporation made with the SEC in 2000. In addition, Ernst & Young provided various non-audit services during 2000.

      In February 2001, Ernst & Young and Wilmington Trust mutually agreed that Ernst & Young would not continue as the company’s independent accountants after completion of Wilmington Trust’s annual audit for 2000. The reports of Ernst & Young on the financial statements of Wilmington Trust for the two preceding fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of Wilmington Trust’s financial statements for each of the two years ended December 31, 2000, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make a reference to the matter in their report.

      In March 2001, Wilmington Trust engaged KPMG to act as its auditors for the fiscal year ended December 31, 2001. Wilmington Trust’s Board of Directors had approved KPMG’s engagement previously following the recommendation of its Audit Committee. Wilmington Trust did not consult KPMG regarding the application of accounting principles to a specified transaction, whether contemplated or proposed, the type of audit opinion that might be rendered on Wilmington Trust’s financial statements or any matter that was the subject of a disagreement or a reportable event as contemplated by Item 304 of Regulation S-K. During 2001 and 2002, KPMG audited the Corporation’s consolidated financial statements and provided the Corporation other audit, audit-related, and non-audit services. Their services for 2002 are described further below. Representatives of KPMG will attend the Annual Meeting and will be available to answer questions.

          Audit, Financial Information Systems Design and Implementation and All Other Fees.

      The following table presents fees for professional audit services rendered by KPMG for the audit of the Corporation’s annual consolidated financial statements for 2002 and fees billed for other services rendered by KPMG:

Audit fees, excluding audit-related	$415,190

Financial information systems design and implementation	$0

All other fees:

Audit-related fees(1)	$442,896

Other non-audit services(2)	$54,238

Total all other fees	$497,134

(1)	Audit-related fees consisted principally of audits of financial statements of employee benefit plans, common trust funds, and the Corporation’s broker-dealer and other subsidiaries, an examination of one of the Corporation’s investment advisers, reviews of audits of the Corporation’s affiliates, procedures required by pronouncements of the Financial Accounting Standards Board, issuance of consents, advice related to one of the Corporation’s affiliates and due diligence in connection with potential acquisitions and in connection with the purchase of the Corporation’s partner’s interest in its headquarters building.

(2)	Other non-audit fees consisted of tax consulting and advice in connection with potential acquisitions, and advice related to international and state tax issues.

      The Audit Committee has considered whether the provision of the foregoing audit-related and other non-audit services is compatible with maintaining KPMG’s independence, and believes that it is.

          Independence and Audit Committee Charter.

      Each member of the Audit Committee is “independent” under the definition of independence contained in the New York Stock Exchange’s listing standards. The Board of Directors has adopted a written Audit Committee charter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act requires the Corporation’s directors and executive officers and certain others to file reports of their ownership of our stock with the SEC and the New York Stock Exchange.

      After reviewing copies of those forms it has received and written representations, the Corporation believes that all of those filing requirements were complied with, except that a purchase on behalf of Mr. Tunnell, two purchases on behalf of entities with which he is affiliated, and 14 transfers of beneficial ownership from or for the benefit of his children were reported late in 2002 or 2003.

TRANSACTIONS WITH MANAGEMENT

      Certain of the Corporation’s subsidiaries have banking transactions in the ordinary course of business with directors, officers, and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and that do not involve more than the normal risk or collectibility or present other unfavorable features.

AVAILABILITY OF FORM 10-K

      The Corporation will file with the SEC an Annual Report on Form 10-K for 2002. The Corporation will provide a copy of that report on written request without charge to any person whose proxy it is soliciting. Please address your request to Ellen J. Roberts, Vice President, Media and Investor Relations, Wilmington Trust Corporation, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

WILMINGTON TRUST CORPORATION

ANNUAL SHAREHOLDERS’ MEETING

Thursday, April 17, 2003
10:00 a.m.

Wilmington Trust Plaza
Mezzanine Level
301 West Eleventh Street
Wilmington, Delaware

Wilmington Trust Corporation Rodney Square North 1100 North Market Street Wilmington, DE 19890-0001	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 17, 2003.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing the proxy, you revoke all prior proxies and appoint David R. Gibson and Michael A. DiGregorio, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

To Our Shareholders,

You are cordially invited to attend our Annual Shareholders’ Meeting, to be held at the Wilmington Trust Plaza, Mezzanine Level, 301 West Eleventh Street, Wilmington, Delaware, at 10:00 A.M. on Thursday, April 17, 2003.

At the Annual Meeting, we will review our performance and answer any questions you may have. The enclosed proxy statement provides you with more details about the item that will be addressed at the Annual Meeting. After reviewing the proxy statement, please sign, date, and indicate your vote for the item listed on the proxy card below and return it in the enclosed, postage-paid envelope whether or not you plan to attend the Annual Meeting.

Thank you for your prompt response.

Sincerely,

Ted T. Cecala
Chairman and
Chief Executive Officer

Wilmington Trust Corporation Rodney Square North 1100 North Market Street Wilmington, DE 19890-0001

Please Detach Here

The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of directors:	01 Ted T. Cecala 02 Richard R. Collins 03 Hugh E. Miller	04 David P. Roselle 05 Thomas P. Sweeney	☐	Vote FOR all nominees, except as indicated below	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on your proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.